Exhibit 99.1

OPPENHEIMER HOLDINGS INC. DECLARES SPECIAL DIVIDEND

New York, December 12, 2025 - Oppenheimer Holdings Inc. (NYSE: OPY) today announced that its Board of Directors has declared a special cash dividend on OPY Class A non-voting and Class B voting common stock of $1.00 per share, payable January 9, 2026, to shareholders of record as of the close of business on December 26, 2025. The aggregate payment will be approximately $10.5 million. The special dividend will be funded through OPY’s existing cash management activities.

Robert S. Lowenthal, President and Chief Executive Officer, commented: “We are pleased to recognize the year’s operating results and our improved financial position through the announcement of a special dividend of $1.00 per share. This will reward shareholders for their loyalty to the business and prospects of Oppenheimer. We remain optimistic about the future and continue to dedicate ourselves to continued growth.”

Company Information

Oppenheimer Holdings Inc., through its operating subsidiaries, is a leading middle market investment bank and full service broker-dealer that is engaged in a broad range of activities in the financial services industry, including retail securities brokerage, institutional sales and trading, investment banking (corporate and public finance), equity and fixed income research, market-making, trust services, and investment advisory and asset management services. With roots tracing back to 1881, the Company is headquartered in New York and has 88 retail branch offices in the United States and institutional businesses located in London, Tel Aviv, and Hong Kong.

Forward-Looking Statements

Certain statements in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. OPY cautions that a number of important factors could cause OPY’s actual future results and other future circumstances to differ materially from those expressed in any forward-looking statements. Such factors include, but are not limited to the factors identified in “Factors Affecting ‘Forward-Looking Statements’” and Part 1A—“Risk Factors” in OPY’s Annual Report on Form 10-K for the year ended December 31, 2024, and OPY’s Quarterly Reports for the quarters ended March 31, 2025, June 30, 2025 and September 30, 2025. OPY does not undertake any obligation to release publicly any revisions to forward-looking statements made by it to reflect events or circumstances occurring after the date hereof or the occurrence of unanticipated events.
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